Exhibit 15.1

Quicksilver Resources Inc.

777 West Rosedale

Fort Worth, Texas 76104

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Quicksilver Resources Inc. for the periods ended March 31, 2005 and 2004, as indicated in our report dated May 10, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, is incorporated by reference in Registration Statements Nos. 333-69496, 333-82180, 333-92196 and 3333-117447 on Form S-3, and Registration Statement Nos. 333-94387, 333-91526, 333-116180 and 333-113617 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche

May 10, 2005

Fort Worth, Texas